CUISINE SOLUTIONS, INC. ANNOUNCES FIRST QUARTER FY2009 RESULTS

Net Sales from products up 4.5% from prior year, Net income up $128,000

ALEXANDRIA, VA – November 3, 2008 - Cuisine Solutions, Inc. (AMEX: FZN), a leading premium, fully-cooked, frozen food manufacturer, today announced results for the first  quarter ended September 20, 2008.  For the first quarter of fiscal year 2009 our net sales from products were $18,273,000, up 4.5% over prior fiscal year first quarter of $17,480,000.  Growth in first quarter product sales was largely due to a 43.1% increase in Military sales compared to the same period in fiscal 2008.  Net income for the first quarter of fiscal year 2009 increased by 193% to $135,000 compared to first quarter of fiscal year 2008 income of $7,000 due primarily to improved gross margin of 21.6% or 1.3% above prior year first quarter gross margin of 20.3% .  Net income per share basic and diluted increased from $0.00 per share in the first quarter of fiscal 2008 to $0.01 per share in the first quarter of fiscal 2009.  We discontinued reporting of new product sales, however, we now have sales from services of $88,000 as a result of our new acquisition and fee based training programs.  “We are starting to see improvements in our margins,” remarked Cuisine Solutions’ CEO and President, Stanislas Vilgrain, “Our price increases for our products as well as reducing internal expenses is starting to show benefits.  Our diversification strategy of having five business channels continues to work well for us as we believe some channels will continue be leaders while others may be periodically impacted by the economy.  Our goal is to continue to grow and become the leader in our market and that has not changed.”

“Our new acquisition started for us in the middle of summer,” continues Vilgrain.  “We expect this acquisition to see increasing revenue and performance for the remainder of the year.   With the recent publications by Thomas Keller and Heston Blumenthal on sous-vide cooking the interest continues in learning and understanding this unique cooking method.   We must take advantage of the current world wide financial crisis to push Cuisine Solutions value to food service operations, this is the perfect opportunity. All foodservice operators are challenged by dwindling demand, difficult access to credit, high labor cost and difficulties in managing controllables, Cuisine Solutions is the perfect solution to their problems; our newly acquired and developing Service Company can help them transition to a new operation concept while our products can help them support their development.”

(unaudited)

By Geographic Region	September 20, 2008	September 22, 2007	% change
USA Sales	$ 10,818,000	$ 11,599,000	-6.7%
Europe Sales	6,145,000	5,833,000	5.3%
Rest of World Sales	1,310,000	48,000	262.9%
Net Product Sales	$ 18,273,000	$ 17,480,000	4.5%

By Channel	September 20, 2008	September 22, 2007	% change
On Board Services	$ 5,174,000	$ 5,611,000	-7.8%
Food Service	2,887,000	2,628,000	9.8%
Retail	3,269,000	3,843,000	-14.9%
Military	5,627,000	3,932,000	43.1%
National Restaurant Chain	1,316,000	1,466,000	-10.2%
Net Product Sales	$ 18,273,000	$ 17,480,000	4.5%

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Achievement of projected or implied future results, including, without limitation, is subject to numerous risks and uncertainties—including, without limitation, the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission—and the possibility of inaccurate assumptions that could cause actual results to vary materially from the results expressed or implied in this presentation. Among these risks and uncertainties are the Company’s assumptions related to the performance of certain aspects of its business upon which its future financial results may be materially reliant, including, without limitation, projected sales generated by its military, retail, onboard services, food service, national restaurant chain channels and our training centers, the retention or loss of one or more significant customers, changes in product mix and corresponding changes in average unit price and production efficiencies, costs related to new facilities and other expenditures incident to plans to future growth and market, industry or regulatory changes. Material changes in any of these or other financial factors may cause actual results to differ materially from any projections made herein. In addition, except as required by law, the Company does not undertake and does not intend to update any forward-looking statement that it may make in this presentation or in any other context, from time to time..

Contact:

Cuisine Solutions, Inc., Alexandria, VA.
Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com